UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) June 15, 2005
                                                         -------------

                                ACTIVISION, INC.
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               (Exact Name of Registrant as Specified in Charter)

      Delaware                      0-12699                   95-4803544
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  (State or Other           (Commission File Number)        (IRS Employer
  Jurisdiction of                                         Identification No.)
  Incorporation)

        3100 Ocean Park Blvd., Santa Monica, CA                    90405
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        (Address of Principal Executive Offices)                 (Zip Code)

        Registrant's telephone number, including area code (310) 255-2000
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                                      N/A
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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 16, 2005, Activision, Inc. (the "Company") announced the appointment of Michael J. Griffith as President and Chief Executive Officer of Activision Publishing, Inc. ("Activision Publishing"), the Company's only direct operating subsidiary and the holding company for all other active subsidiaries. Mr. Griffith assumes this position from Ronald Doornink, who has served as the President of Activision Publishing since 2000 and as President and Chief Executive Officer of Activision Publishing since March of 2002. Mr. Doornink will now serve as Chairman of Activision Publishing in addition to his continuing roles with the Company.

On June 15, 2005, Mr. Griffith entered into an employment agreement with Activision Publishing and Mr. Doornink's employment agreement with Activision Publishing was amended to provide for his new role with Activision Publishing.

Mr. Griffith's employment agreement, effective June 15, 2005, is for a term of five years and provides for an annual base salary of $600,000. The agreement provides for annual minimum base salary increases of 8% and permits additional increases in the discretion of the Company's Board of Directors or Compensation Committee of the Board. Mr. Griffith is also entitled to receive an annual discretionary bonus of up to the amount of his base salary based on achievement of agreed upon objectives. The bonus may be paid, in the sole discretion of the Committee, in cash, shares of the Company's common stock, or options to purchase the Company's common stock.

As an inducement to enter into the employment agreement, Mr. Griffith was granted an option to purchase an aggregate of 1,000,000 shares of the Company's common stock in two tranches of 350,000 options each and one tranche of 300,000 options. The first tranche of 350,000 options will vest ratably over five years, with 20% beginning in 2006. The second tranche of 350,000 options will vest on June 30, 2010, subject to accelerated vesting if Mr. Griffith achieves certain performance objectives to be agreed upon. The third tranche of 300,000 options will vest on June 30, 2010. All of the options have an exercise price equal to $17.12 per share, the fair market value of the Company's stock on the date of grant. Mr. Griffith was also granted 116,822 shares of restricted stock, which will vest ratably on June 30, 2008, June 30, 2009, and June 30, 2010. In the event that on May 15, 2010, Mr. Griffith's total compensation plus any severance payments received by him has not exceeded $20 million, Activision Publishing will pay Mr. Griffith the shortfall. Total compensation for this purpose includes his cumulative base salary, cumulative annual bonuses, the realized and unrealized gains from any and all stock options issued to him, the market value of all restricted stock grants issued to him plus the amounts realized by him from the sale of any such restricted stock. This payment is to be made unless Mr. Griffith's employment has been terminated for certain reasons specified in his employment agreement.

Mr. Griffith is also entitled to severance payments in the event his employment is terminated for certain reasons. The employment agreement contains other provisions that are customary in the employment agreements of similarly situated executives.

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Item 5.02.  Departure of Directors or Principal Officers; Election of Directors;
            Appointment of Principal Officers.

As set forth above, effective June 15, 2005, Michael J. Griffith, 48, will assume the position of President and Chief Executive Officer of Activision Publishing. The information provided above in response to Item 1.01 is hereby incorporated by reference into this item 5.02.

Prior to joining Activision Publishing, Mr. Griffith was employed from 1981 to 2005 by Procter & Gamble. He served in a number of executive level positions at Procter & Gamble, most recently, from 2002, as President of Procter & Gamble's Global Beverage Division. From 1999 through 2002, Mr. Griffith served as Vice President, Coffee Products, and from 1997 to 1999, he served as Vice President and General Manager of Fabric & Home Care - NEA and Fabric & Home Care Strategic Planning - Asia for Procter & Gamble Asia. He also served in Procter & Gamble's Japan division. He is currently serving as Chairman of the Public Relations Committee of the National Coffee Association of U.S.A., Inc.

Item 9.01.  Financial Statements and Exhibits.

     (c)  Exhibits.

          99.1 Press Release, dated June 16, 2005.

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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2005              ACTIVISION, INC.


                                 By: /s/ Ronald Doornink
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                                     Name:   Ronald Doornink
                                     Title:  President


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